EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 26, 2018	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Record Earnings

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today announced record earnings for the first quarter of 2018. Earnings for the first quarter of 2018 were a record $61.7 million as compared to earnings of $38.8 million for the first quarter of 2017. Diluted earnings per share were $0.59 for the first quarter of 2018 as compared to diluted earnings per share of $0.48 for the first quarter of 2017.

United’s first quarter of 2018 results produced an annualized return on average assets of 1.35% and an annualized return on average equity of 7.65%. United’s annualized returns on average assets and average equity were 1.09% and 6.98%, respectively, for the first quarter of 2017.

“United’s earnings continue to be strong as we achieved record net income of $61.7 million for the first quarter of 2018,” stated Richard M. Adams, United’s Chairman and Chief Executive Officer. “For the first quarter of 2018, we increased before tax earnings to $79.6 million from $59.0 million for last year’s first quarter and our return on average assets of 1.35% for the quarter was up significantly from 1.09% for the first quarter of 2017.”

On April 21, 2017, United completed its acquisition of Cardinal Financial Corporation (“Cardinal”) of Tysons, Virginia. The results of operations of Cardinal are included in the consolidated results of operations from the date of acquisition. As a result of the Cardinal acquisition, the first quarter of 2018 was impacted by increased levels of average balances, income, and expense as compared to the first quarter of 2017. In addition, the first quarter of 2017 included merger-related expenses of $1.2 million related to the Cardinal acquisition.

Net interest income for the first quarter of 2018 was $144.0 million, which was an increase of $36.4 million or 34% from the first quarter of 2017. The $36.4 million increase in net interest income occurred because total interest income increased $46.4 million while total interest expense only increased $10.0 million from the first quarter of 2017. Tax-equivalent net interest income, which adjusts for the tax-favored status of income from certain loans and investments, for the first quarter of 2018 was $145.5 million, an increase of $36.4 million or 33% from the first quarter of 2017 due mainly to an increase in average earning assets from the Cardinal acquisition. Average earning assets for the first quarter of 2018 increased $3.4 billion or 26% from the first quarter of 2017 due mainly to a $2.9 billion or 28% increase in average net loans. Average investment securities increased $810.5 million or 59% while average short-term investments decreased $267.9 million or 21%. The first quarter of 2018 average yield on earning assets increased 34 basis points from the first quarter of 2017 due to additional loan accretion of $6.5 million on acquired loans and higher market interest rates.

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April 26, 2018

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Partially offsetting the increases to tax-equivalent net interest income for the first quarter of 2018 was an increase of 26 basis points in the average cost of funds as compared to the first quarter of 2017 due to the higher market interest rates. The net interest margin of 3.61% for the first quarter of 2018 was an increase of 18 basis points from the net interest margin of 3.43% for the first quarter of 2017.

On a linked-quarter basis, net interest income for the first quarter of 2018 decreased $10.8 million or 7% from the fourth quarter of 2017. The $10.8 million decrease in net interest income occurred because total interest income decreased $9.3 million while total interest expense increased $1.5 million from the fourth quarter of 2017. United’s tax-equivalent net interest income for the first quarter of 2018 decreased $11.6 million or 7% from the fourth quarter of 2017 due mainly to a decrease in the average yield on earning assets. The yield on average earning assets for the first quarter of 2018 decreased 10 basis points from the fourth quarter of 2017 due mainly to a lower yield on loans as a result of the loan accretion on acquired loans declining $6.0 million. In addition, the average cost of funds increased 8 basis points from the fourth quarter of 2017 due to higher market interest rates. Average earning assets for the first quarter of 2018 decreased $307.2 million or 2% as compared to the fourth quarter of 2017 as average short-term investments declined $391.2 million or 29% and average net loans decreased $132.6 million or 1% for the linked-quarter. Average investment securities increased $216.5 million or 11%. The net interest margin of 3.61% for the first quarter of 2018 decreased 16 basis points from the net interest margin of 3.77% for the fourth quarter of 2017.

For the quarters ended March 31, 2018 and 2017, the provision for loan losses was $5.2 million and $5.9 million, respectively. Net charge-offs were $5.2 million for the first quarter of 2018 as compared to net charge-offs of $5.8 million for the first quarter of 2017. Annualized net charge-offs as a percentage of average loans were 0.16% for the first quarter of 2018 as compared to 0.24% for United’s Federal Reserve peer group (bank holding companies with total assets over $10 billion) for the year of 2017. On a linked-quarter basis, the provision for loans losses decreased $1.8 million while net charge-offs decreased $124 thousand from the fourth quarter of 2017.

Noninterest income for the first quarter of 2018 was $31.2 million, which was an increase of $11.0 million or 55% from the first quarter of 2017. The increase was due mainly to an increase of $13.9 million in income from mortgage banking activities due to increased production and sales of mortgage loans in the secondary market. As part of the Cardinal acquisition, United acquired Cardinal’s mortgage banking subsidiary, George Mason Mortgage, LLC (George Mason). Partially offsetting this increase was a net gain of $3.8 million on the redemption of an investment security included in the results for the first quarter of 2017. Otherwise, fees from deposit services increased $524 thousand mainly due to higher income from overdraft, debit card and automated teller machine (ATM) fees.

On a linked-quarter basis, noninterest income for the first quarter of 2018 decreased $1.6 million or 5% from the fourth quarter of 2017 due mainly to a net loss of $485 thousand on investment securities transactions as compared to a net gain of $430 thousand for the fourth quarter of 2017. In addition, income from mortgage banking activities declined $740 thousand due to decreased production and sales of mortgage loans in the secondary market and fees from deposit services declined $414 thousand because of a decrease in overdraft fees, due to seasonality. Partially offsetting these decreases was an increase of $467 thousand in income from trust and brokerage services due to increased volume.

United Bankshares, Inc. Announces...

April 26, 2018

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Noninterest expense for the first quarter of 2018 was $90.5 million, an increase of $27.6 million or 44% from the first quarter of 2017 due mainly to the additional employees and branch offices from the Cardinal acquisition as most major categories of noninterest expense showed increases. In particular, employee compensation increased $16.8 million, employee benefits increased $2.7 million, net occupancy expenses increased $2.6 million, and data processing expense increased $1.8 million. In addition, within other expense, amortization of core deposit intangibles increased $962 thousand and business franchise taxes increased $649 thousand while merger-related expenses decreased $1.2 million.

On a linked-quarter basis, noninterest expense decreased $5.3 million or 6% from the fourth quarter of 2017 due mainly to decreases of $1.5 million each in merger-related expenses and business franchise taxes within other expense. In addition, employee compensation decreased $612 thousand due mainly to a decrease in commissions expense related to the decrease in production and sales of mortgage loans in the secondary market. Other real estate owned (OREO) expense decreased $406 thousand due to a decline in net losses on the sales of OREO properties. Partially offsetting these decreases was an increase in net occupancy expense of $421 thousand due mainly to increased building maintenance costs.

For the first quarter of 2018, income tax expense was $17.9 million, a decrease of $2.3 million from the first quarter of 2017 mainly due to a decline in the effective tax rate as a result of the Tax Cuts and Jobs Act of 2017 (the Tax Act). On a linked-quarter basis, income tax expense decreased $49.0 million mainly due to a decline in the effective tax rate and additional income tax expense of $37.7 million related to the estimated impact of the Tax Act recorded in the fourth quarter of 2017 due to a revaluation of United’s deferred tax assets and liabilities using a lower enacted corporate tax rate. United’s effective tax rate was approximately 22.5% for the first quarter of 2018 and 34.3% and 78.8% for the first and fourth quarters of 2017, respectively. The higher effective tax rate for the fourth quarter of 2017 was due to the impact of the Tax Act.

United’s asset quality continues to be sound. At March 31, 2018, nonperforming loans were $157.6 million, or 1.21% of loans, net of unearned income, down from nonperforming loans of $168.7 million, or 1.30% of loans, net of unearned income, at December 31, 2017. As of March 31, 2018, the allowance for loan losses was $76.7 million or 0.59% of loans, net of unearned income, as compared to $76.6 million or 0.59% of loans, net of unearned income, at December 31, 2017. Total nonperforming assets of $180.4 million, including OREO of $22.8 million at March 31, 2018, represented 0.97% of total assets as compared to nonperforming assets of $193.1 million or 1.01% at December 31, 2017.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.6% at March 31, 2018 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 12.4%, 12.4% and 10.5%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

As of March 31, 2018, United had consolidated assets of approximately $18.6 billion with full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces...

April 26, 2018

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2018 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2018 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, the allowance for loan losses as a percentage of non-acquired loans, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

In accordance with accounting rules, United is unable to carry-over an acquired banking company’s previously established allowance for loan losses because acquired loans are recorded at fair value. Therefore, due to this acquisition accounting impact on the allowance for loans losses as well as loans, net of unearned income, management believes that excluding acquired loans in the calculation of the allowance for loan losses as a percentage of loans, net of unearned income reflects the difference in the accounting rules for acquired loans and originated loans as well as provides for improved comparability to prior periods and to other financial institutions without acquired loans.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2018	March 31 2017	December 31 2017
EARNINGS SUMMARY:
Interest income	$167,185	$120,758	$176,518
Interest expense	23,142	13,138	21,662

Net interest income	144,043	107,620	154,856
Provision for loan losses	5,178	5,899	6,977
Noninterest income	31,192	20,146	32,764
Noninterest expense	90,452	62,842	95,778

Income before income taxes	79,605	59,025	84,865
Income taxes	17,899	20,216	66,890

Net income	$61,706	$38,809	$17,975

PER COMMON SHARE:
Net income:
Basic	$0.59	$0.48	$0.17
Diluted	0.59	0.48	0.17
Cash dividends	0.34	0.33	0.34
Book value	30.92	27.76	30.85
Closing market price	$35.25	$42.25	$34.75
Common shares outstanding:
Actual at period end, net of treasury shares	105,141,170	81,151,257	105,040,648
Weighted average- basic	104,859,427	80,902,368	104,808,260
Weighted average- diluted	105,162,858	81,306,540	105,125,326

FINANCIAL RATIOS:
Return on average assets	1.35%	1.09%	0.38%
Return on average shareholders’ equity	7.65%	6.98%	2.17%
Average equity to average assets	17.65%	15.66%	17.40%
Net interest margin	3.61%	3.43%	3.77%

	March 31 2018	March 31 2017	December 31 2017
PERIOD END BALANCES:
Assets	$18,619,702	$14,762,315	$19,058,959
Earning assets	16,331,741	13,195,916	16,741,819
Loans, net of unearned income	12,984,417	10,409,041	13,011,421
Loans held for sale	193,915	3,581	265,955
Investment securities	2,268,963	1,373,411	2,071,645
Total deposits	13,646,168	11,062,329	13,830,591
Shareholders’ equity	3,251,313	2,252,859	3,240,530

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March 2018	March 2017	December 2017
Interest & Loan Fees Income (GAAP)	$167,185	$120,758	$176,518
Tax equivalent adjustment	1,503	1,564	2,261

Interest & Fees Income (FTE) (non-GAAP)	168,688	122,322	178,779

Interest Expense	23,142	13,138	21,662

Net Interest Income (FTE) (non-GAAP)	145,546	109,184	157,117

Provision for Loan Losses	5,178	5,899	6,977

Non-Interest Income:
Fees from trust & brokerage services	5,315	4,886	4,848
Fees from deposit services	8,230	7,706	8,644
Bankcard fees and merchant discounts	1,356	884	1,363
Other charges, commissions, and fees	509	477	524
Income from bank owned life insurance	1,254	1,217	1,232
Mortgage banking income	14,570	675	15,310
Net (losses) gains on investment securities	(485)	3,940	430
Other non-interest revenue	443	361	413

Total Non-Interest Income	31,192	20,146	32,764

Non-Interest Expense:
Employee compensation	40,836	24,033	41,448
Employee benefits	9,571	6,903	9,330
Net occupancy	9,427	6,784	9,006
Data processing	5,850	4,043	6,048
Amortization of intangibles	2,010	1,048	2,391
OREO expense	946	1,414	1,352
FDIC expense	1,848	1,751	1,989
Other expenses	19,964	16,866	24,214

Total Non-Interest Expense	90,452	62,842	95,778

Income Before Income Taxes (FTE) (non-GAAP)	81,108	60,589	87,126
Tax equivalent adjustment	1,503	1,564	2,261

Income Before Income Taxes (GAAP)	79,605	59,025	84,865
Taxes	17,899	20,216	66,890

Net Income	$61,706	$38,809	$17,975

MEMO: Effective Tax Rate	22.48%	34.25%	78.82%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 31 2018 Q-T-D Average	March 31 2017 Q-T-D Average	March 31 2018	December 31 2017
Cash & Cash Equivalents	$1,163,657	$1,409,452	$1,139,170	$1,666,167
Securities Available for Sale	1,995,919	1,226,460	2,085,111	1,888,756
Securities Held to Maturity	20,421	30,739	20,405	20,428
Equity Securities	8,862	0	11,160	0
Other Investment Securities	154,137	111,657	152,287	162,461

Total Securities	2,179,339	1,368,856	2,268,963	2,071,645

Total Cash and Securities	3,342,996	2,778,308	3,408,133	3,737,812

Loans Held for Sale	177,351	4,255	193,915	265,955
Commercial Loans	9,757,064	7,739,095	9,669,873	9,822,027
Mortgage Loans	2,471,903	1,929,533	2,533,072	2,443,780
Consumer Loans	782,828	664,504	795,490	761,530

Gross Loans	13,011,795	10,333,132	12,998,435	13,027,337
Unearned Income	(15,490)	(15,772)	(14,018)	(15,916)

Loans, Net of Unearned Income	12,996,305	10,317,360	12,984,417	13,011,421
Allowance for Loan Losses	(76,575)	(72,843)	(76,653)	(76,627)
Goodwill	1,478,385	863,763	1,478,580	1,478,380
Other Intangibles	44,022	22,468	42,976	44,986

Total Intangibles	1,522,407	886,231	1,521,556	1,523,366
Real Estate Owned	24,581	31,407	22,778	24,348
Other Assets	556,732	461,015	565,556	572,684

Total Assets	$18,543,797	$14,405,733	$18,619,702	$19,058,959

MEMO: Earning Assets	$16,256,086	$12,865,148	$16,331,741	$16,741,819

Interest-bearing Deposits	$9,353,479	$7,596,533	$9,301,965	$9,535,904
Noninterest-bearing Deposits	4,174,169	3,090,248	4,344,203	4,294,687

Total Deposits	13,527,648	10,686,781	13,646,168	13,830,591
Short-term Borrowings	286,350	226,718	218,386	477,587
Long-term Borrowings	1,352,280	1,164,119	1,344,909	1,363,977

Total Borrowings	1,638,630	1,390,837	1,563,295	1,841,564
Other Liabilities	104,486	71,632	158,926	146,274

Total Liabilities	15,270,764	12,149,250	15,368,389	15,818,429

Preferred Equity	—	—	—	—
Common Equity	3,273,033	2,256,483	3,251,313	3,240,530

Total Shareholders’ Equity	3,273,033	2,256,483	3,251,313	3,240,530

Total Liabilities & Equity	$18,543,797	$14,405,733	$18,619,702	$19,058,959

MEMO: Interest-bearing Liabilities	$10,992,109	$8,987,370	$10,865,260	$11,377,468

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Quarterly Share Data:	March 2018	March 2017	December 2017
Earnings Per Share:
Basic	$0.59	$0.48	$0.17
Diluted	$0.59	$0.48	$0.17

Common Dividend Declared Per Share	$0.34	$0.33	$0.34
High Common Stock Price	$38.55	$47.30	$38.45
Low Common Stock Price	$33.60	$39.45	$33.60

Average Shares Outstanding (Net of Treasury Stock):
Basic	104,859,427	80,902,368	104,808,260
Diluted	105,162,858	81,306,540	105,125,326

Memorandum Items:
Common Dividends	$35,748	$26,777	$35,715
Dividend Payout Ratio	57.93%	69.00%	198.69%

EOP Share Data:	March 2018	March 2017	December 2017
Book Value Per Share	$30.92	$27.76	$30.85
Tangible Book Value Per Share (1)	$16.45	$16.85	$16.35
52-week High Common Stock Price	$42.60	$49.35	$47.30
Date	04/03/17	12/12/16	01/03/17
52-week Low Common Stock Price	$31.70	$34.50	$31.70
Date	09/07/17	06/27/16	09/07/17

EOP Shares Outstanding (Net of Treasury Stock):	105,141,170	81,151,257	105,040,648

Memorandum Items:
EOP Employees (full-time equivalent)	2,341	1,718	2,381

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$3,251,313	$2,252,859	$3,240,530
Less: Total Intangibles	(1,521,556)	(885,674)	(1,523,366)

Tangible Equity (non-GAAP)	$1,729,757	$1,367,185	$1,717,164
÷ EOP Shares Outstanding (Net of Treasury Stock)	105,141,170	81,151,257	105,040,648
Tangible Book Value Per Share (non-GAAP)	$16.45	$16.85	$16.35

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended
March 2018	March 2017	December 2017
Selected Yields and Net Interest Margin:
Net Loans	4.63%	4.34%	4.84%
Investment Securities	2.59%	2.84%	2.60%
Money Market Investments/FFS	2.04%	0.87%	1.36%
Average Earning Assets Yield	4.19%	3.85%	4.29%
Interest-bearing Deposits	0.68%	0.45%	0.60%
Short-term Borrowings	0.60%	0.54%	0.50%
Long-term Borrowings	2.12%	1.52%	1.97%
Average Liability Costs	0.85%	0.59%	0.77%
Net Interest Spread	3.34%	3.26%	3.52%
Net Interest Margin	3.61%	3.43%	3.77%

Selected Financial Ratios:
Return on Average Common Equity	7.65%	6.98%	2.17%
Return on Average Assets	1.35%	1.09%	0.38%
Loan / Deposit Ratio	95.15%	94.09%	94.08%
Allowance for Loan Losses/ Loans, net of unearned income	0.59%	0.70%	0.59%
Allowance for Credit Losses (1)/ Loans, net of unearned income	0.60%	0.71%	0.59%
Nonaccrual Loans / Loans, net of unearned income	0.77%	0.87%	0.84%
90-Day Past Due Loans/ Loans, net of unearned income	0.07%	0.06%	0.08%
Non-performing Loans/ Loans, net of unearned income	1.21%	1.17%	1.30%
Non-performing Assets/ Total Assets	0.97%	1.02%	1.01%
Primary Capital Ratio	17.80%	15.68%	17.34%
Shareholders’ Equity Ratio	17.46%	15.26%	17.00%
Price / Book Ratio	1.14	x	1.52	x	1.13	x
Price / Earnings Ratio	15.02	x	22.13	x	22.59	x
Efficiency Ratio	51.62%	49.19%	51.05%

Notes:

(1)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Mortgage Banking Data – George Mason:	March 2018	December 2017
Applications	$1,149,000	$906,000
Loans originated	573,732	688,952
Loans sold	$616,951	$753,005
Purchase money % of loans closed	75%	77%
Realized gain on sales and fees as a % of loans sold	2.62%	2.72%
Net interest income	$376	$(123)
Other income	14,883	16,203
Other expense	18,384	19,328
Income taxes	(703)	(862)
Net income	$(2,422)	$(2,386)

Period End Mortgage Banking Data – George Mason:	March 2018	December 2017
Locked pipeline	$206,883	$157,130

Asset Quality Data:	March 2018	March 2017	December 2017
EOP Non-Accrual Loans	$100,172	$90,596	$108,803
EOP 90-Day Past Due Loans	9,165	6,714	9,803
EOP Restructured Loans (1)	48,271	24,028	50,129

Total EOP Non-performing Loans	$157,608	$121,338	$168,735
EOP Other Real Estate & Assets Owned	22,778	29,902	24,348

Total EOP Non-performing Assets	$180,386	$151,240	$193,083

	Three Months Ended
Allowance for Loan Losses:	March 2018	March 2017	December 2017
Beginning Balance	$76,627	$72,771	$74,926
Provision for Loan Losses	5,178	5,899	6,977

	81,805	78,670	81,903
Gross Charge-offs	(5,858)	(7,285)	(9,299)
Recoveries	706	1,490	4,023

Net Charge-offs	(5,152)	(5,795)	(5,276)

Ending Balance	$76,653	$72,875	$76,627
Reserve for lending-related commitments	755	902	679

Allowance for Credit Losses (2)	$77,408	$73,777	$77,306

Notes: (1)	Restructured loans with an aggregate balance of $33,592, $11,522 and $30,868 at March 31, 2018, March 31, 2017 and December 31, 2017, respectively, were on nonaccrual status, but are not included in the “EOP Non-Accrual Loans.”
(2)	Includes allowances for loan losses and lending-related commitments.